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                                                                    EXHIBIT 3.1

               CERTIFICATE OF DESIGNATIONS, RIGHTS AND PREFERENCES
                                     OF THE
            SERIES D 8% CUMULATIVE CONVERTIBLE VOTING PREFERRED STOCK
                                       OF
                         SPECTRUM PHARMACEUTICALS, INC.

    (Pursuant to Section 151 of the General Corporation Law of the State of
                                   Delaware)

         The undersigned, being the Chief Executive Officer of Spectrum Pharmaceuticals, Inc., a Delaware corporation (the "Corporation"), does hereby certify, that the following resolution has been duly adopted by the board of directors of the Corporation:

                  RESOLVED, that pursuant to the authority expressly granted to and vested in the board of directors of the Corporation (the "Board") pursuant to the General Corporation Law of the State of Delaware, as amended, and by the provisions of the Corporation's Certificate of Incorporation, as amended to date (the "Certificate of Incorporation"), the Board hereby creates a series of preferred stock of the Corporation, par value $0.001 per share, each share having a stated value (the "Stated Value") of $10,000.00, such series consisting of 444 shares (which shall not be subject to increase without the consent of the Holders (as defined below) of a majority of the outstanding Preferred Stock, which majority shall include each Holder who acquired in the aggregate more than 100 shares of Preferred Stock so long as such Holder continues to hold more than 100 shares of Preferred Stock, which such majority is hereinafter referred to as a "Special Majority"), which shall be designated as the "Series D 8% Cumulative Convertible Voting Preferred Stock" (hereinafter, the "Convertible Preferred Stock" or the "Preferred Stock"), which series shall have the following powers, designations, preferences and relative participating, optional, voting or other rights, and the following qualifications, limitations or restrictions:

         1. Dividends. The holders of the Convertible Preferred Stock (each, a "Holder" and collectively, the "Holders") shall be entitled to receive, when, if and as declared by the Corporation's Board of Directors, out of funds legally available therefor, cumulative dividends payable as set forth in this
Section 1.

                  a. Dividends on the Convertible Preferred Stock shall accrue and shall be cumulative from the date of issuance of the shares of Convertible Preferred Stock (the "Date of Original Issue"), whether or not earned or declared by the Board of Directors of the Corporation. Until paid, the right to receive dividends on the Convertible Preferred Stock shall accumulate, and shall be payable in cash or shares of common stock, par value $0.001 per share, of the Corporation, or stock of any other class into which such shares may hereafter have been reclassified or changed (the "Common Stock"), in arrears, on March 31, June 30, September 30 and December 31 of each year (a "Dividend Payment Date"), commencing on June 30, 2003 (the "Initial Dividend Payment Date") except that if such Dividend Payment Date is not a business day, then the Dividend Payment Date will be the immediately preceding business day. The decision whether to pay dividends

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hereunder in Common Stock or cash shall be at the discretion of the Corporation;
provided, however, that if the Corporation elects to pay a dividend in Common Stock and the receipt thereof by a Holder would be in excess of the Beneficial Ownership Cap (as defined in Section 5(g)), then such dividend shall cumulate for up to 10 years (the "Final Distribution Date") and shall be paid, in whole or in part, on the first date when such payment would not be in excess of the Beneficial Ownership Cap, and the unpaid portion of any such dividend shall continue to cumulate and be paid thereafter on the next date when such payment would not be in excess of the Beneficial Ownership Cap. Any dividends not paid pursuant to the preceding sentence shall be paid on the Final Distribution Date. It shall be the responsibility of each Holder to determine such Holder's compliance with the Beneficial Ownership Cap and to advise the Corporation of whether or not, and how much, if any, of the dividends payable in Common Stock may then be paid to such Holder, and the Corporation, when advised in writing to make such dividend payment, shall do so promptly. Subject to the foregoing, each such dividend declared by the Board of Directors on the Convertible Preferred Stock shall be paid to the Holders of record as they appear on the stock register of the Corporation on the Record Date (defined below). Dividends in arrears for any past dividend period may be declared by the Board of Directors of the Corporation and, subject to the provisions with respect to the Beneficial Ownership Cap, paid on shares of the Convertible Preferred Stock on any date fixed by the Board of Directors of the Corporation, whether or not a regular Dividend Payment Date, to Holders of record as they appear on the Corporation's stock register on the record date. The record date (the "Record Date"), shall be fixed in advance by the Board of Directors, or to the extent not fixed, shall be the business day immediately preceding the date such dividend is paid. Any dividend payment made on shares of the Convertible Preferred Stock shall first be credited against the dividends accumulated with respect to the earliest dividend period for which dividends have not been paid. Dividends not paid on a Dividend Payment Date shall bear interest, whether or not such dividend has been declared, at the Dividend Rate (or such lesser rate equal to the highest rate permitted by applicable law) until paid.

                  b. The dividend rate (the "Dividend Rate") on each share of Convertible Preferred Stock shall be 8% per share per annum compounded quarterly on the Stated Value of each such share for the period from the Date of Original Issue until the Initial Dividend Payment Date and, for each dividend period thereafter, which shall commence on the last day of the preceding dividend period and shall end on the next Dividend Payment Date, shall be at the Dividend Rate on such Stated Value. The amount of dividends per share of the Convertible Preferred Stock payable for each dividend period or part thereof (the "Dividend Value") shall be computed by multiplying the Dividend Rate for such dividend period by a fraction the numerator of which shall be the number of days in the dividend period or part thereof (calculated by counting the first day thereof but excluding the last day thereof) on which such share was outstanding and the denominator of which shall be 360 and multiplying the result by the Stated Value. If a dividend is to be paid in kind in Common Stock, the Common Stock shall be valued at the Current Market Price (as hereinafter defined) as of the Record Date for such payment date. In furtherance thereof, the Corporation shall reserve out of the authorized but unissued shares of Common Stock, solely for issuance in respect of the payment of dividends as herein described, a sufficient number of shares of Common Stock to pay such dividends, when, if and as declared by the Board of Directors.

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                  For purposes hereof, "Current Market Price" means, in respect of any share of Common Stock on any date herein specified:

                                    (i)      if there shall not then be a public
         market for the Common Stock, the Appraised Value (as hereinafter defined) per share of Common Stock at such date, or

                                    (ii)     if there shall then be a public
         market for the Common Stock, the average of the daily market prices for the 20 consecutive trading days immediately before such date. The daily market price for each such trading day shall be (I) the last sale price on such day on the principal stock exchange (including NASDAQ) on which such Common Stock is then listed or admitted to trading, or quoted, as applicable, (II) if no sale takes place on such day on any such exchange, the average of the last reported closing bid and asked prices on such day as officially quoted on any such exchange (including NASDAQ), (III) if the Common Stock is not then listed or admitted to trading on any stock exchange, the average of the last reported closing bid and asked prices on such day in the over-the-counter market, as furnished by the National Association of Securities Dealers Automatic Quotation System or the National Quotation Bureau, Inc., (IV) if neither such corporation at the time is engaged in the business of reporting such prices, as furnished by any similar firm then engaged in such business, or (V) if there is no such firm, as furnished by any member of the NASD selected mutually by the Holders of a Special Majority of the Preferred Stock and the Corporation or, if they cannot agree upon such selection, as selected by two such members of the NASD, one of which shall be selected by a Special Majority of the Holders and one of which shall be selected by the Corporation.

                           For purposes hereof, "Appraised Value" means, in respect of any share of Common Stock on any date herein specified, the fair saleable value of such share of Common Stock (determined without giving effect to the discount for (i) a minority interest or (ii) any lack of liquidity of the Common Stock or to the fact that the Corporation may have no class of equity registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) as of the last day of the most recent fiscal month end prior to such date specified, based on the value of the Corporation, as determined by a nationally recognized investment banking firm selected by the Corporation's Board of Directors and having no prior relationship with the Corporation, and reasonably acceptable to a Special Majority of the Holders.

                  c. Except as hereinafter provided, no dividends shall be declared or paid or set apart for payment on the shares of Common Stock or any other class or series of capital stock of the Corporation for any dividend period unless full cumulative dividends have been or contemporaneously are declared and paid on the Convertible Preferred Stock through the most recent Dividend Payment Date. If full cumulative dividends have not been paid on shares of the Convertible Preferred Stock, all dividends declared on shares of the Convertible Preferred Stock shall be paid pro rata to the Holders in proportion to the full accrued but unpaid dividends attributable to each such Holder's Preferred Stock. No dividend on any other class or series of capital stock of the Corporation shall be paid unless, at the time of such payment, all accrued

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dividends on the Series D Preferred Stock have been paid, and the Corporation has on hand cash and other liquid assets sufficient to pay in full, in cash, the Liquidation Preference that would be payable to the holders of the Series D Preferred Stock under Section 3(a) below, as if such Liquidation Preference were then payable.

                  d. So long as any shares of the Convertible Preferred Stock are outstanding, the Corporation may not, without the prior consent of the Holders of a Special Majority of the outstanding Preferred Stock, purchase or otherwise acquire for any consideration (except through a redemption of all the outstanding shares of the Convertible Preferred Stock) any shares of the Common Stock or any other outstanding shares of the capital stock of the Corporation.

         2. Voting Rights. Except as otherwise provided herein or by law, the Holders shall have full voting rights and powers, subject to the Beneficial Ownership Cap (as defined in Section 5(g)), equal to the voting rights and powers of holders of Common Stock and shall be entitled to notice of any stockholders meeting in accordance with the Bylaws of the Corporation, and shall be entitled to vote, with respect to any question upon which holders of Common Stock have the right to vote, including, without limitation, the right to vote for the election of directors, voting together with the holders of Common Stock as one class. Each Holder shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Convertible Preferred Stock could be converted on the record date for the taking of a vote at the then current Conversion Value (as hereinafter defined), subject to the Beneficial Ownership Cap, or, if no record date is established, at the day prior to the date such vote is taken or any written consent of shareholders is first executed. Fractional votes shall not be permitted, and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Convertible Preferred Stock held by each Holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward), subject to the Beneficial Ownership Cap.

         3.       Rights on Liquidation.

                  a. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation (any such event being hereinafter referred to as a "Liquidation"), before any distribution of assets of the Corporation shall be made to or set apart for the holders of Common Stock, the Holders shall be entitled to receive payment out of such assets of the Corporation in an amount equal to the greater of (i) the Liquidation Preference for the Convertible Preferred Stock, or (ii) the cash or other property distributable upon such Liquidation with respect to the shares of Common Stock into which such shares of Series D Preferred Stock, including any accrued dividends thereon, could have been converted immediately prior to such payment. The "Liquidation Preference for the Convertible Preferred Stock shall be an amount equal to 120% of the Stated Value per share of Convertible Preferred Stock plus any accumulated and unpaid dividends thereon (whether or not earned or declared). If the assets of the Corporation available for distribution to the Holders shall not be sufficient to make in full the payment herein required, such assets shall be distributed pro-rata among the Holders based on the aggregate Liquidation Preferences of the shares of Convertible Preferred Stock held by each such Holder.

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                  b.       If the assets of the Corporation available for
distribution to shareholders exceed the aggregate amount of payable pursuant to paragraph 3(a) above with respect to all shares of Convertible Preferred Stock then outstanding, then, after the payment required by paragraph 3(a) above shall have been made or irrevocably set aside, the holders of Common Stock shall be entitled to receive with respect to each share of Common Stock payment of a pro rata portion of such assets based on the aggregate number of shares of Common Stock held by each such holder.

         4. Actions Requiring the Consent of Holders. As long as more than 20% of the shares of Convertible Preferred Stock issued on the Date of Original Issue are outstanding, the consent of the Holders of a Special Majority of the outstanding Preferred Stock, given in person or by proxy, either in writing without a meeting or by vote at a meeting called for the purpose, shall be necessary for effecting or validating any of the following transactions or acts:

                  (a) Any amendment, alteration or repeal of any provision of the Charter or Bylaws which adversely affects the terms of the Preferred Stock or the relative rights, preferences and privileges of the Holders of the Preferred Stock as such holders;

                  (b) Any amendments or changes to the Rights Plan or the adoption of any other similar plans or arrangements, provided that nothing herein shall be deemed to restrict the right of the Corporation to redeem all, but not less than all, of the outstanding Rights (as defined in the Rights Plan) or otherwise terminate the Rights Plan (as defined in Section 5(h) hereof);

                  (c) The offer, sale, designation or issuance by the Corporation or any of its Subsidiaries of any equity or debt security senior to or pari passu with the Preferred Stock in any respect;

                  (d) The sale or issuance of any shares of Common Stock, any warrant, option, subscription or purchase right with respect to shares of Common Stock, any security convertible into, exchangeable for, or otherwise entitling the holder thereof to acquire shares of Common Stock, or any warrant, option, subscription or purchase right with respect to any such convertible, exchangeable or other security at a price below the Conversion Value (as hereinafter defined), other than (A) options, warrants, and other rights outstanding on the date hereof to acquire, directly or indirectly, Common Stock, and the Common Stock acquirable thereunder, and (B) options granted hereafter to any employee, officer, Director or consultant pursuant to any plan approved by stockholders for the benefit of employees, officers, Directors and consultants ("Incentive Options"), and the Common Stock acquirable thereunder, and (C) awards presently outstanding or hereafter awarded under the Seller's employee stock purchase plan effective as of January 26, 2001 (the "ESPP"), provided that the aggregate number of shares of Common Stock acquirable under such Incentive Options and awards under the ESPP, and the options which may hereafter be issued as disclosed in Schedule 3.21, is not greater than 1,300,000;

                  (e) The entering into by the Corporation or any Subsidiary of any bank or other non-trade indebtedness for borrowed money;

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                  (f)      The granting or making by the Corporation or any of
its Subsidiaries of any mortgage or pledge, or the assumption or suffering to exist on, or the imposition on, any of its material properties or assets any Lien;

                  (g) The liquidation, dissolution or winding-up of the Corporation or any of its Subsidiaries or any merger or consolidation of the Corporation or any of its Subsidiaries with or into another entity or the sale, conveyance or other disposition of all, or substantially all, the assets, property or business of the Corporation or any of its Subsidiaries;

                  (h) The reorganization, recapitalization, sale, conveyance, or other disposition of or encumbrance of all or substantially all of the property or business of the Corporation or any of its Subsidiaries or the merger into or consolidation with any other corporation (other than a wholly owned subsidiary corporation) or effect any transaction or series of related transactions in which, in any case, more than 20% of the voting power of the corporation is disposed of;

                  (i) The redemption, purchase, repurchase or other acquisition, directly or indirectly, of any shares of capital stock of the Corporation or any of its Subsidiaries or any option, warrant or other right to purchase or acquire any such shares;

                  (j) The declaration or payment of any dividend or other distribution (whether cash, stock or property) with respect to the capital stock of the Corporation, other than the Preferred Stock; and

                  (k) The taking of any action by the Corporation with the primary intent of causing the Common Stock to be delisted from any securities exchange or quotation system upon which the Common Stock is then listed.

         The restrictions contained in this Section 4 shall cease to apply if for no less than 20 trading days during any period of 30 consecutive trading days following the Date of Original Issue (i) the Fair Market Value (as defined in that certain purchase agreement between the Corporation and the original purchasers of the Convertible Preferred Stock by which such purchasers agreed to acquire the Convertible Preferred Stock on the Original Issue Date (the "Purchase Agreement")) of the Common Stock exceeds five dollars ($5) per share,
(ii) all of the Conversion Shares, Warrants Shares and Dividend Shares (as defined in the Purchase Agreement) have been duly registered for sale under an effective registration statement pursuant to the Securities Act of 1933, as amended (the "Securities Act") and such registration statement is effective throughout the aforesaid 30-day period, and (iii) the actual daily trading volume of the Common Stock is greater than 100,000 shares per day on each day on which the Fair Market Value is greater than five dollars ($5).

         5.       Conversion.

                  a. Right to Convert. Subject to the limitation set forth in Section 5(g) hereof, each Holder shall have the right at any time, at such Holder's option, to convert all or any whole number of such Holder's shares of Convertible Preferred Stock into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing (i) the aggregate Stated Value of the shares of Convertible Preferred Stock to be converted plus any accrued but unpaid dividends

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thereon by (ii) the Conversion Value (as hereinafter defined) then in effect for such Convertible Preferred Stock. No fractional shares or scrip representing fractional shares shall be issued upon the conversion of any Convertible Preferred Stock. With respect to any fraction of a share of Common Stock called for upon any conversion, the Corporation shall pay to the Holder an amount in cash equal to such fraction multiplied by the Current Market Price per share of the Common Stock.

                  b. Mechanics of Conversion. Such right of conversion shall be exercised by any Holder by delivering to the Corporation a conversion notice in the form attached hereto as Exhibit A (the "Conversion Notice"), appropriately completed and duly signed and specifying the number of whole shares of Convertible Preferred Stock that the Holder elects to convert (the "Converting Shares") into shares of Common Stock on the date specified in the Conversion Notice (which date shall not be earlier than the date on which the Conversion Notice is delivered to the Corporation), and by surrender of the certificate or certificates representing such Converting Shares. The Conversion Notice shall also contain a statement of the name or names (with addresses and tax identification or social security numbers) in which the certificate or certificates for Common Stock shall be issued, if other than the name in which the Converting Shares are registered. Promptly, but in no event more than two business days, after the receipt of the Conversion Notice and surrender of the Converting Shares, the Corporation shall issue and deliver, or cause to be delivered, to the holder of the Converting Shares or such holder's nominee, a certificate or certificates for the number of shares of Common Stock issuable upon the conversion of such Converting Shares together with cash in lieu of any fractional interest in a share of Common Stock together with a new certificate covering the number of shares of Preferred Stock representing the unconverted portion of the shares represented by the Preferred Stock certificate surrendered. Such conversion shall be deemed to have been effected as of the close of business on the date specified in the Conversion Notice in accordance with the terms hereof (the "Conversion Date"), and the person or persons entitled to receive the shares of Common Stock issuable upon conversion shall be treated for all purposes as the holder or holders of record of such shares of Common Stock as of the close of business on the Conversion Date.

                  c. Common Stock Reserved. The Corporation shall at all times reserve and keep available out of its authorized but unissued Common Stock, solely for issuance upon the conversion of shares of Convertible Preferred Stock as herein provided, such number of shares of Common Stock as shall from time to time be issuable upon the conversion of all the shares of Convertible Preferred Stock at the time outstanding.

                  d. Conversion Value. The initial conversion value for the Convertible Preferred Stock shall be $2.35 per share of Common Stock, such value to be subject to adjustment in accordance with the provisions of this
Section 5. Such conversion value in effect from time to time, as adjusted pursuant to this Section 5, is referred to herein as a "Conversion Value." All of the remaining provisions of this Section 5 shall apply separately to each Conversion Value in effect from time to time with respect to Convertible Preferred Stock.

                  e. Stock Dividends, Subdivisions and Combinations. If at any time while the Preferred Stock is outstanding, the Corporation shall:

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                  i.       take a record of the holders of its Common Stock for
         the purpose of entitling them to receive a dividend payable in, or other distribution of, additional shares of Common Stock,

                  ii. subdivide its outstanding shares of Common Stock into a larger number of shares of Common Stock, or

                  iii. combine its outstanding shares of Common Stock into a smaller number of shares of Common Stock,

then in each such case the Conversion Value shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding immediately after such event. Any adjustment made pursuant to clause (i) of this paragraph shall become effective immediately after the record date for the determination of shareholders entitled to receive such dividend or distribution, and any adjustment pursuant to clauses
(ii) or (iii) of this paragraph shall become effective immediately after the effective date of such subdivision or combination. If any event requiring an adjustment under this paragraph occurs during the period that a Conversion Value is calculated hereunder, then the calculation of such Conversion Value shall be adjusted appropriately to reflect such event.

                  f. Certain Other Distributions. If, at any time while the Series D Preferred Stock is outstanding, the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them to receive any dividend or other distribution of:

                           i. cash (other than a cash dividend payable out of earnings or earned surplus legally available for the payment of dividends under the laws of the jurisdiction of incorporation of the Corporation),

                           ii. any evidences of its indebtedness, any shares of stock of any class or any other securities or property of any nature whatsoever (other than cash, convertible securities or additional shares of Common Stock), or

                           iii. any warrants or other rights to subscribe for or purchase any evidences of its indebtedness, any shares of stock of any class or any other securities or property of any nature whatsoever (other than cash, convertible securities or additional shares of Common Stock) (in each case set forth in subparagraphs (i),
         (ii) and (iii) hereof, the "Distributed Property"),

then upon any conversion of Series D Preferred Stock that occurs after such record date, the holder of Series D Preferred Stock shall be entitled to receive, in addition to the Conversion Shares otherwise issuable upon such conversion, the Distributed Property that such holder would have been entitled to receive if the Series D Preferred Stock had been converted into Common Stock as of such

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record date. If the Distributed Property consists of property other than cash, then the fair value of such Distributed Property shall be as determined in good faith by the Board of Directors and set forth in reasonable detail in a written valuation report (the "Valuation Report") prepared by the Board of Directors. The Corporation shall give written notice of such determination and a copy of the Valuation Report to all holders of Series D Preferred Stock, and if the holders of 25% of the outstanding Series D Preferred Stock object to such determination within twenty (20) business days following the date such notice is given to all of the holders of Series D Preferred Stock, the Corporation shall submit such valuation to an investment banking firm of recognized national standing selected by holders of not less than 75% of the Series D Preferred Stock, and the opinion of such investment banking firm shall be binding upon the Corporation and the holders of all the Series D Preferred Stock. A reclassification of the Common Stock (other than a change in par value, or from par value to no par value or from no par value to par value) into shares of Common Stock and shares of any other class of stock shall be deemed a distribution by the Corporation to the holders of its Common Stock of such shares of such other class of stock within the meaning of this Section 5(f); and if the outstanding shares of Common Stock shall be changed into a larger or smaller number of shares of Common Stock as a part of such reclassification, such change shall be deemed a subdivision or combination, as the case may be, of the outstanding shares of Common Stock within the meaning of Section 5(e).

                  g. Blocking Provision. Notwithstanding any contrary or inconsistent provision hereof, the number of shares of Convertible Preferred Stock that may be acquired by any Holder upon any conversion of Convertible Preferred Stock or that shall be entitled to voting rights under Section 2 hereof shall be limited to the extent necessary to insure that, following such conversion, the number of shares of Common Stock then beneficially owned by such Holder and any other persons or entities whose beneficial ownership of Common Stock would be aggregated with the Holder's for purposes of Section 13(d) of the Exchange Act (including shares held by any "group" of which the Holder is a member) does not exceed 4.95% of the total number of shares of Common Stock of the Corporation then issued and outstanding (the "Beneficial Ownership Cap"). For purposes hereof, "group" has the meaning set forth in Section 13(d) of the Exchange Act and applicable regulations of the Securities and Exchange Commission, and the percentage held by the Holder shall be determined in a manner consistent with the provisions of Section 13(d) of the Exchange Act. Each delivery of a Conversion Notice by a Holder will constitute a representation by such Holder that it has evaluated the limitation set forth in this paragraph and determined, subject to the accuracy of information filed under the Securities Act and the Exchange Act by any person other than such Holder with respect to the outstanding Common Stock of the Corporation (including securities or property convertible into or exchangeable for Common Stock, with or without the payment of consideration), that the issuance of the full number of shares of Common Stock requested in such Conversion Notice is permitted under this paragraph, and the Corporation shall have no obligations to such Holder to verify compliance with the Beneficial Ownership Cap. This paragraph shall be construed and administered in such manner as shall be consistent with the intent of the first sentence of this paragraph. Any provision hereof which would require a result that is not consistent with such intent shall be deemed severed herefrom and of no force or effect with respect to the conversion contemplated by a particular Conversion Notice.

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                  h.       Rights Distributed Under Rights Agreement.
Capitalized terms used in this Section 5(h) and which are not otherwise defined herein, shall have the meanings ascribed to them in the Rights Agreement (the "Rights Agreement") dated as of December, 13, 2000 between the Corporation and U.S. Stock Transfer Corporation. While the Rights Agreement or any other poison pill, rights plan or similar arrangement (each, a "Rights Plan") shall be in effect:

                           i. Holders who convert Preferred Stock before the Distribution Date or before any Rights Certificates or similar right (each a "Right") shall be evidenced by a separate rights certificate or shall otherwise be transferable otherwise than in connection with the transfer of the underlying shares of Common Stock (the date of the occurrence of any of the foregoing being referred to herein as a "Rights Distribution Date"), will receive, in addition to shares of Common Stock issued on conversion, one Right for each such shares of Common Stock.

                           ii. Upon the occurrence of a Rights Distribution Date, each Holder shall receive, without any further action by the Corporation, such number of Rights equal to the number of Rights such Holder would have held if, immediately prior to the Rights Distribution Date, all of the shares of Convertible Preferred Stock had been converted into shares of Common Stock at the then current Conversion Value. The Corporation shall issue to each Holder certificates evidencing such Rights, no later than five business days following such Rights Distribution Date. In the event the applicable Rights Plan does not permit such Rights to be granted to each Holder, the Corporation shall promptly (i) amend the applicable Rights Plan to permit the Corporation to take the actions set forth in this Section 5(h), or (ii) issue to each Holder an option, right or similar arrangement giving each Holder the same rights and benefits as they would have held upon the receipt of the applicable number of Rights.

         6. Other Provisions Applicable to Adjustments. The following provisions shall be applicable to the making of adjustments of the number of shares of Common Stock into which the Preferred Stock is convertible and the current Conversion Value provided for in Section 5:

                  a. When Adjustments to Be Made. The adjustments required by Section 5 shall be made whenever and as often as any specified event requiring an adjustment shall occur, except that any adjustment to the Conversion Value that would otherwise be required may be postponed up to, but not beyond the Conversion Date if such adjustment either by itself or with other adjustments not previously made adds or subtracts less than 1% of the shares of Common Stock into which the Preferred Stock is convertible immediately prior to the making of such adjustment. Any adjustment representing a change of less than such minimum amount (except as aforesaid) which is postponed shall be carried forward and made as soon as such adjustment, together with other adjustments required by Section 5 and not previously made, would result in a minimum adjustment or on the

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

Conversion Date. For the purpose of any adjustment, any specified event shall be deemed to have occurred at the close of business on the date of its occurrence.

                  b. Fractional Adjustments. In computing adjustments under Section 5, fractional adjustments to the Conversion Value shall be taken into account to the nearest 1/100th of a cent.

                  c. Escrow of Stock. If after any property becomes distributable pursuant to Section 5 by reason of the taking of any record of the holders of Common Stock, but prior to the occurrence of the event for which such record is taken, a holder of the Preferred Stock converts the Preferred Stock, such holder of Preferred Stock shall continue to be entitled to receive any shares of Common Stock issuable upon conversion under Section 5 by reason of such adjustment and such shares or other property shall be held in escrow for the holder of the Preferred Stock by the Corporation to be issued to holder of the Preferred Stock upon and to the extent that the event actually takes place. Notwithstanding any other provision to the contrary herein, if the event for which such record was taken fails to occur or is rescinded, then such escrowed shares shall be canceled by the Corporation and escrowed property returned to the Corporation.

         7. Merger, Consolidation or Disposition of Assets. If, while the Preferred Stock is outstanding, there occurs: (i) an acquisition by an individual or legal entity or group (as defined in Rule 13-d of the Exchange
Act) of more than one-half of the voting rights or equity interests in the Corporation; or (ii) a merger or consolidation of the Corporation or a sale, transfer or other disposition of all or substantially all the Corporation's property, assets or business to another corporation where the holders of the Corporation's voting securities prior to such transaction fail to continue to hold at least a majority of the voting power of the surviving or acquiring corporation (a "Change of Control"), and, pursuant to the terms of such Change of Control, shares of common stock of the surviving or acquiring corporation, or any cash, shares of stock or other securities or property of any nature whatsoever (including warrants or other subscription or purchase rights) in addition to or in lieu of common stock of the successor or acquiring corporation ("Other Property"), are to be received by or distributed to the holders of Common Stock of the Corporation, then the certificates evidencing the Convertible Preferred Stock shall, as of and after the Change of Control, evidence only the right to receive, at each Holder's election, which must be delivered by each Holder to the Corporation within 20 days after receiving notice from the Corporation of the right to make such election, either:

                  i. the number of shares of common stock of the successor or acquiring corporation or of the Corporation, if it is the surviving corporation, and Other Property receivable upon or as a result of such Change of Control by a holder of the number of shares of Common Stock into which the Convertible Preferred Stock is convertible immediately prior to such event, or

                  ii. at the effective time of such Change of Control, such Holder's Liquidation Preference.

If a timely election is not made pursuant to this Section 7(a), the holder shall receive the benefit of Section 7(a)(i) and shall not be entitled to the benefit of Section 7(a)(ii). If notice of a Change of

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

Control is given but the Change of Control transaction is not, for any reason, consummated, the elections of the Holders given in connection with such notice shall be of no force or effect, ab initio.

         8. Other Action Affecting Common Stock. In case at any time or from time to time the Corporation shall take any action in respect of its Common Stock, other than the payment of dividends permitted by Section 5 or any other action described in Section 5, then, unless such action will not have a materially adverse effect upon the rights of the holder of Convertible Preferred Stock, the number of shares of Common Stock or other stock into which the Convertible Preferred Stock is convertible exercisable and/or the purchase price thereof shall be adjusted in such manner as may be equitable in the circumstances.

         9. Certain Limitations. Notwithstanding anything herein to the contrary, the Corporation agrees not to enter into any transaction which, by reason of any adjustment hereunder, would cause the current Conversion Value to be less than the par value per share of Common Stock.

         10. Stock Transfer Taxes. The issue of stock certificates upon conversion of the Convertible Preferred Stock shall be made without charge to the converting holder for any tax in respect of such issue; provided, however, that the Corporation shall be entitled to withhold any applicable withholding taxes with respect to such issue, if any.

         11. Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Value, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each Holder a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any Holder, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Value at the time in effect for the Convertible Preferred Stock and (iii) the number of shares of Common Stock and the amount, if any, or other property which at the time would be received upon the conversion of Convertible Preferred Stock owned by such holder.

         12. Notices of Record Date. In the event of any fixing by the Corporation of a record date for the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any shares of Common Stock or other securities, or any right to subscribe for, purchase or otherwise acquire, or any option for the purchase of, any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each Holder at least twenty (20) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or rights, and the amount and character of such dividend, distribution or right.

         13.      Redemption.

                  a. Redemption at the Holders' Elections. If a Redemption Triggering Event (as defined below) has occurred, and a holder has so elected, the Corporation shall redeem the

Convertible Preferred Stock of any Holder who gives a Demand for Redemption (as defined below). The Corporation shall, promptly thereafter, redeem the shares of Convertible Preferred Stock as set forth in the Demand for Redemption, to the extent permitted under Section 160 of the Delaware General Corporation Law. The Corporation shall effect such redemption by paying in cash for each such share to be redeemed an amount equal to the sum of such Holder's Liquidation Preference (the "Redemption Price"). A "Redemption Triggering Event" is any one of the following:

                           i. The Corporation's failure or refusal to convert any shares of Convertible Preferred Stock in accordance with the terms hereof, or the Corporation's breach of any other term or provision of the terms of the Convertible Preferred Stock, other than
         Section 4(d) hereof; provided, however, that with respect to the Corporation's obligation to deliver certificates evidencing the Common Stock acquired upon conversion of the Convertible Preferred Stock, the Corporation shall have a grace period of 3 business days in addition to the two trading days within which the Corporation is required to issue such certificates in Section 5(b) (Mechanics of Conversion) hereof, it being understood that the aforesaid grace period is applicable only with respect to the right of the Holder to make a Demand for Redemption, and such grace period is not applicable with respect to any other liability of the Corporation arising out of the Corporation's failure or refusal to deliver certificates evidencing such Common Stock within the period of two business days required by Section 5(b) hereof.

                           ii. Any breach of any warranty, covenant (other than Section 5.8(d) of the Purchase Agreement), or representation of the Corporation or any of its subsidiaries in the Purchase Agreement or the Registration Rights Agreement (as such term are defined in the Purchase Agreement) that is reasonably likely to have a material adverse effect on the Corporation or the Preferred Stock and which breach, if reasonably capable of being cured, has not been cured within ten (10) days after the Corporation has notice of such breach (the "Breach Cure Period"); provided, however, that for purposes of this
         Section 13(a)(ii), the Corporation's breach of, among other provisions, any provision of paragraph (c) of Section 4 of this Certificate of Designation or paragraph (c) of Section 5.8 of the Purchase Agreement shall be deemed to constitute a breach "that is reasonably likely to have a material adverse effect on the Corporation or the Preferred Stock"; provided, further, that the preceding clause shall not be construed to imply that any breach of any other paragraph of Section 4 of the Certificate of Designation or any other paragraph of Section 5.8 of the Purchase Agreement does not constitute a breach "that is reasonably likely to have a material adverse effect on the Corporation or the Preferred Stock."

The Corporation shall promptly notify each Holder of the occurrence of a Redemption Triggering Event.

                  b. Demand for Redemption. A Holder desiring to elect a redemption as herein provided shall deliver a notice (the "Demand for Redemption") to the Corporation specifying the following:

                           i. The approximate date and nature of the Redemption Triggering Event;

                           ii.      The number of shares of Convertible
         Preferred Stock to be redeemed; and

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

                           iii. The address to which the payment of the Redemption Price shall be delivered, or, at the election of the Holder, wire instructions with respect to the account to which payment of the Redemption Price shall be required.

A Holder may deliver the certificates evidencing the Convertible Preferred Stock to be redeemed with the Demand for Redemption or under separate cover. Payment of the Redemption Price shall be made not later than two (2) business days following the Redemption Date. The Redemption Date shall be the date on which each of the following conditions has been satisfied: (i) a Holder has delivered a Demand for Redemption and the certificates evidencing the shares of Convertible Preferred Stock to be redeemed; and (ii) the Breach Cure Period has expired.

                  c.       Early Redemption at the Corporation's Election.

                           i. If, at any time after the third anniversary of the issuance of the first share of Preferred Stock, (A) the Common Stock is traded on any national securities exchange or quoted on the Nasdaq National Market or Nasdaq SmallCap Market, and (B) the closing price per share of the Common Stock exceeds $10.00 per share for at least 20 consecutive trading days (the "Trading Period"), and (C) in such Trading Period the average daily trading volume is greater than 200,000 shares per day, then the Corporation may, not later than 5 business days after the end of any such Trading Period (the "Call Notice Period"), call for the redemption of all (but not less than all) the Preferred Stock. If the Corporation does not timely call for such redemption, the Corporation may thereafter call for redemption as herein provided only if the conditions set forth in clauses (A), (B), and (C) of the preceding sentence are again fulfilled, and the Corporation calls for redemption within the new Call Notice Period.

                           ii. If the Corporation elects to redeem the Preferred Stock, the Corporation shall give written notice thereof (the "Call for Redemption"), signed by the Chief Executive Officer or Chief Financial Officer, to the Holders of the Preferred Stock not later than the end of the Call Notice Period. The Call for Redemption shall (A) specify the beginning and end of the Trading Period and shall (B) set forth the Corporation's undertaking to pay the Stated Value on each outstanding share of Preferred Stock plus any accrued but unpaid dividends thereon, and (C) certify that the Corporation has the funds on hand to make such payments, and that the Corporation is not under any lawful order of any court or other governmental authority restricting or prohibiting such payment and not bound by any agreement, undertaking or other obligation which would prohibit or restrict the authority of the Corporation to make such payment, and (D) set forth the name and address of the Corporation or, if applicable, any transfer or paying agent, to which the Holders shall deliver their certificates evidencing the Preferred Stock to obtain payment therefor.

                           iii. Simultaneously with the Corporation's issuance of any Call for Redemption, the Corporation shall set aside, in a segregated account, sufficient funds to pay all amounts owed to the Holders of the Preferred Stock on account of such redemption.

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

                           iv. The issuance of a Call for Redemption shall not impair or diminish in any way the right of the Holders of the Preferred Stock to convert the Preferred Stock into Common Stock; provided, however, that sixty days after the Call for Redemption, the Preferred Stock not otherwise converted or redeemed shall be deemed redeemed, and the certificates therefor shall evidence only the right of the Holder to receive the payments payable by the Corporation upon redemption.

                           v. Payment of the Stated Value, plus all accrued, accumulated and unpaid dividends, shall be made to each Holder not later than two (2) business days following the Corporation's receipt of such Holder's certificates evidencing the Preferred Stock, or the usual and customary proof of loss of such certificates, if applicable.

                  d. Status of Redeemed or Purchased Shares. Any shares of the Convertible Preferred Stock at any time purchased, redeemed or otherwise acquired by the Corporation shall not be reissued and shall be retired.

                  e. Insufficient Funds. If the funds of the Corporation legally available for redemption of shares of the Preferred Stock on any Redemption Date are insufficient to redeem the total number of shares of Preferred Stock to be redeemed on such date, those funds which are legally available, if any, will be used to redeem the maximum possible number of such shares ratably among the Holders of such shares to be redeemed based upon the total Redemption Price applicable to each such Holder's shares of Preferred Stock which are subject to redemption on such Redemption Date. The shares of Preferred Stock not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein. At any time thereafter when additional funds of the Corporation are legally available for the redemption of shares of the Preferred Stock, such funds will immediately be used to redeem the balance of the shares which the Corporation has become obliged to redeem on any Redemption Date but which it has not redeemed.

         14. Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section prior to 4:00 p.m. (New York City time) on a business day, (b) the next business day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section on a day that is not a business day or later than 4:00 p.m. (New York City time) on any business day, or (c) the business day following the date of mailing, if sent by U.S. nationally recognized overnight courier service such as Federal Express. The address for such notices and communications shall be as follows: (i) if to the Corporation, to 157 Technology Drive , Irvine, California 92618, facsimile: 949.788.6706,
Attention: Chief Executive Officer or (ii) if to a holder of Preferred Stock, to the address or facsimile number appearing on the Corporation's shareholder records or, in either case, to such other address or facsimile number as the Corporation or a holder of Preferred Stock may provide to the other in accordance with this Section.

         IN WITNESS WHEREOF, the undersigned has executed this Certificate of Designation on behalf of the Corporation this 6th day of May, 2003.

                                    /s/Rajesh C. Shrotriya
                                    --------------------------------------------
                                    Name: Rajesh C. Shrotriya, M.D.
                                    Title: Chairman, Chief Executive
                                           Officer and President

                                                                       EXHIBIT A

                            FORM OF CONVERSION NOTICE

(To be executed by the registered Holder in order to convert shares of Preferred Stock)

The undersigned hereby irrevocably elects to convert the number of shares of Series D 8% Cumulative Convertible Voting Preferred Stock (the "PREFERRED STOCK") indicated below into shares of common stock, par value $.001 per share (the "COMMON STOCK"), of Spectrum Pharmaceuticals, Inc., a Delaware corporation (the "COMPANY"), according to the Certificate of Designations of the Preferred Stock and the conditions hereof, as of the date written below. The undersigned hereby requests that certificates for the shares of Common Stock to be issued to the undersigned pursuant to this Conversion Notice be issued in the name of, and delivered to, the undersigned or its designee as indicated below. A copy of the certificate representing the Preferred Stock being converted is attached hereto.

________________________________________________________________________________
Date to Effect Conversion

________________________________________________________________________________
Number of shares of Preferred Stock owned prior to Conversion

________________________________________________________________________________
Number of shares of Preferred Stock to be Converted

________________________________________________________________________________
Stated Value of Preferred Stock to be Converted

________________________________________________________________________________
Amount of accumulated and unpaid dividends on shares of Preferred Stock to be Converted

________________________________________________________________________________
Number of shares of Common Stock to be Issued (including conversion of accrued but unpaid dividends on shares of Preferred Stock to be Converted)

________________________________________________________________________________
Applicable Conversion Value

________________________________________________________________________________
Number of shares of Preferred Stock owned subsequent to Conversion

                                    i of iii

Conversion Information:    [NAME OF HOLDER]

                           By:__________________________________________________
                              Name:
                              Title:

                           Address of Holder:

                           _____________________________________________________

                           _____________________________________________________

                           Issue Common Stock to (if different than above):

                           Name:________________________________________________

                           Address:_____________________________________________

                                   _____________________________________________

The undersigned represents, subject to the accuracy of information filed under the Securities Act and the Exchange Act by any person other than such holder with respect to the outstanding Common Stock of the Company (including securities or property convertible into or exchangeable for Common Stock, with or without the payment of consideration), as of the date hereof that, after giving effect to the conversion of Preferred Shares pursuant to this Conversion Notice, the undersigned will not exceed the "Beneficial Ownership Cap" contained in Section 5(g) of the Certificate of Designations of the Preferred Stock.

                           _____________________________________________________
                           Name of Holder

                           By:__________________________________________________
                           Name:________________________________________________
                           Title:_______________________________________________

                                       ii